Exhibit 99.1

ZELTIQ Reports Preliminary Fourth Quarter and Full Year 2015 Revenue

Announces New CoolMini-Only System

Reduces CoolMini Treatment Time to 45 minutes

Launches National Direct-to-Consumer Advertising campaign

•	Fourth quarter revenue of approximately $78 million, up ~53% year-over-year

•	Full year 2015 revenue of approximately $255 million, up ~46% year-over-year

•	Approximately 240 North America systems and approximately 145 International systems shipped in the fourth quarter bringing total global installed base to over 4,600

•	Over 273,000 revenue cycles shipped in the fourth quarter, up ~57% year-over-year

PLEASANTON, CA (January 12, 2016) – ZELTIQ® (Nasdaq: ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, announced today preliminary unaudited revenue for the fourth quarter and full year 2015.

ZELTIQ anticipates total revenue for the fourth quarter 2015 of approximately $78 million, compared to total net revenue for the fourth quarter 2014 of $50.8 million. Fourth quarter 2015 revenue includes add-on applicator revenue of approximately $12 million. ZELTIQ anticipates total revenue for the full year 2015 to be approximately $255 million, compared to total net revenue for the full year 2014 of $174.5 million.

ZELTIQ also announced the launch of a new CoolMini-only system, providing physicians with the option to purchase a system that only comes with the CoolMini applicator which was specifically designed to treat smaller pockets of fat, including the submental fat area, or “double chin.” ZELTIQ will begin offering this new configuration in the first quarter of 2016, enabling it to target physicians that primarily or exclusively focus on facial aesthetic treatments. The system can be upgraded with the purchase of additional software and applicators from ZELTIQ. With these individually purchased upgrades, the system has the ability to treat other body areas. Additionally, ZELTIQ has reduced the CoolMini treatment time to 45 minutes due to recent advances in the technology.

Mark Foley, President and Chief Executive Officer, said, “Our preliminary fourth quarter and full year 2015 results continue to demonstrate the strength of our cooling technology and continued leadership in the global non-invasive fat-reduction market. Our fourth quarter results cap off a very successful 2015 in which we generated approximately 46% year-over-year revenue growth which is our 3rd consecutive year of over 45% annual growth. I am incredibly proud of our performance given the significant revenue we generated last year and the challenging comparison it created for us as we entered 2015. Robust growth in the quarter was driven by strong system placements, increasing utilization in both North America and International, and the launch of our new CoolMini applicator. In North America, we sold approximately 240 systems in the fourth quarter, nearly 20% higher on a year-over-year basis when excluding Ideal Image. Additionally, system ASPs remained strong and we saw the continued trend of both existing and new accounts deciding to purchase more than one system resulting in approximately 37% or 90 multi-system placements in North America in the fourth quarter of which approximately 30 were sold to new accounts. We sold over 273,000 cycles in the quarter which represents 57% year-over-year growth and utilization on a per account basis was also very strong with North America utilization growing over 10% and International utilization growing over 15% on a year-over-year basis. We believe that our continued success in placing new systems and growing utilization can be attributed to our reproducible clinical outcomes, value proposition, industry-leading marketing programs, and to the large and underpenetrated non-invasive fat reduction market which is capable of supporting multiple players. Although our CoolMini applicator has only been on the market for a few months, the demand and feedback has been very positive. During the fourth quarter we sold nearly 1,400 CoolMini applicators, as clinicians embraced our revolutionary approach to reduce unwanted fat in the submental area with a comfortable procedure that delivers cost-effective results in 1-2 treatments with little, to no, downtime. Combined with the introduction of our CoolMini-only system, we believe that our CoolMini applicator will help us both grow the non-invasive fat reduction market while also providing a compelling option for facially-focused physicians. We are excited about the early momentum that CoolMini is creating and we expect this to continue into 2016.”

Mr. Foley concluded, “Looking ahead, I am very optimistic about our near and long term growth initiatives. In addition to the continued rollout of CoolMini and launching of our new stand-alone CoolMini system, I am excited about our recently announced Galderma partnership, launch of our national Direct-to-Consumer campaign and our upcoming introduction of shorter treatment time applicators. Also, we continue to make infrastructure investments intended to better position us to expand our international presence and lower our effective tax rate. Longer term, we remain committed to further expanding our leadership position through investment in additional applicators, increased brand awareness, and innovative products for the treatment of cellulite and acne. Taken together, these efforts and investments lead us to a full year 2016 revenue expectation of approximately $315 million and give us increased confidence in our long term financial outlook of greater than 20% revenue CAGR through 2019 and a 25%-30% adjusted EBITDA margin at scale.”

The quarterly and annual financial numbers included in this release are prior to the completion of review and audit procedures by ZELTIQ’s external auditors and are therefore subject to adjustment. ZELTIQ expects to provide full year 2015 financial results and full year 2016 guidance during its fourth quarter 2015 earnings call estimated to be near the end of February 2016.

ZELTIQ announced unaudited preliminary estimates in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer, Mark Foley, will present at 7:30 a.m. PST / 10:30 a.m. EST on Wednesday, January 13, 2016. The presentation for this event and additional supplemental financial information is currently available online at ZELTIQ’s corporate website, www.zeltiq.com, under Investor Relations. A live webcast of the presentation will also be available on ZELTIQ’s corporate website. After the live webcast, the presentation will remain available on the website at least until ZELTIQ announces its definitive full year 2015 financial results.

Key Fourth Quarter Operational Information

•	Revenue of ~$78 million

•	Add-on Applicator revenue ~$12 million

•	International ~22% of total revenue

•	Consumables ~45% of total revenue (~53% excluding Add-on Applicator revenue)

•	~385 systems shipped globally

•	~240 North America systems, up ~20% YoY excluding Q4’14 Ideal Image

•	~90 multi-system placements with ~30 to new accounts

•	~145 International, up ~61% YoY

•	~150 new accounts opened in North America, up ~6% YoY excluding Q4’14 Ideal Image

•	~273,000 revenue cycles shipped globally

•	~191,000 North America

•	~82,000 International

•	Global revenue cycle utilization up ~11% per account per day YoY

•	North America utilization up ~10% YoY

•	International utilization up ~15% YoY

Use of Non-GAAP Financial Measures

ZELTIQ has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. Non-GAAP Adjusted EBITDA excludes interest income and other (expense) income, income tax expense, depreciation, amortization, and stock based compensation expense.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided.

About ZELTIQ®

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting® System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s preliminary fourth quarter and full year 2015 financial results, projected 2016 financial results, expectations regarding the CoolMini applicator and introduction of the CoolMini-only system, and expected benefits from the recently announced Galderma partnership and investments in infrastructure, and other statements relating to future expectations or events are forward-looking statements. The words “anticipate,” “believe,” “expect,” “estimate,” “will,” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. For example, the preliminary fourth quarter and full year 2015 financial numbers provided in this press release are prior to the completion of review and audit procedures by ZELTIQ’s external auditors and therefore are subject to adjustment. Further, factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2015, filed with the SEC on October 28, 2015. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

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